AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
      September 20, 2000

REGISTRATION NO. 333-

           SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

                         FORM SB-2

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      VOIP TELECOM, INC.
(Exact name of registrant as specified in its charter)

   NEVADA                                       94-3342064
 (State of    (Primary standard industrial    (I.R.S. employer
Incorporation) classification code number) identification number)

               1116-1030 West Georgia Street
                Vancouver BC, V6E 2Y3
                   (604) 648-2833
     (Address and telephone number of Registrant's principal executive offices)

                     Sandy Anderson
               1116-1030 West Georgia Street
                Vancouver BC, V6E 2Y3
                   (604) 648-2833
(Name, address, and telephone number of Agent for Service of Process)

                           Copies To:
                      Jody M. Walker, Esq.
                  7841 South Garfield Way
                      Littleton, CO 80122
                      (303) 850-7637
                   (303) 220-9902 - facsimile


Approximate Date of Commencement of Proposed Sale to the Public:
Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box

                     CALCULATION OF REGISTRATION FEE

Title of Each Class                                                  Amount of
Securities to be            Shares to be   Valuation   Aggregate   Registration
Registered                  Registered     Per Share    Valuation       Fee
Common Shares(1)            3,379,002      $1.062     $3,588,500     $997.60

(1)   Represents common stock being registered on behalf of
Selling Security Holders
__________________
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         VoIP TELECOM, INC.




                      3,379,002 Common Shares
                    being registered on behalf of
                        selling shareholders




VoIP, through its subsidiaries, specializes in applying Voice Over the Internet Protocol technology in the international long distance market.




           Nasdaq OTC Bulletin Board          VOPT
           Last reported sale price -
              July 31, 2000                  $1.062


We will not receive any cash or other proceeds in connection with the subsequent sale by selling security holders.

Each selling security holder may be deemed to be an underwriter under the Securities Act of 1933.

Consider carefully the risk factors beginning on page 8 in the prospectus.

_________________________


Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_________________________


Date:  September 20, 2000

TABLE OF CONTENTS


Summary of the Offering                                            5
Risk Factors                                                       6
    Limited Operating History
    Need Additional Financing
    Dependent on Third party vendors
    No Active Trading Market
    Selling Security Holders may be deemed Underwriters
    We have made forward-looking statements
    We may never meet NASDAQ requirements
VoIP                                                               7
Use of Proceeds                                                   12
Dilution                                                          12
Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                      13
Plan of Distribution                                              13
Management                                                        13
Principal Shareholders                                            18
Market for Registrant's Common Stock
Description of Company Securities                                 19
Legal Matters                                                     20
Reports                                                           20
Financial Statements                                              20

SUMMARY OF THE OFFERING

Corporate History   VoIP was incorporated May 4, 1987, under the laws
of the State of Nevada as Energy Realty Corporation. On July 31, 1993 VoIP's name changed to Balcor International and on December 18, 1998 the name was again changed to Dimension House, Inc. As of December 31, 1998 VoIP had no operation and was considered a development stage company. On October 28, 1999 VoIP changed its name to Presidents
Telecom, Inc.   Pursuant to an acquisition agreement and plan of
merger dated March 15, 2000, Central America Fuel Technology, Inc. was
merged into VoIP with VoIP as the successor corporation.   Central was
a reporting company under the Securities Exchange Act of 1934 and VoIP has continued to file all necessary reports.

On April 17, the name was changed from Presidents' Telecom, Inc. to VoIP Telecom, Inc.

VoIP's executive office is located at 1116-1030 West Georgia Street, Vancouver BC Canada V6E 2Y3. The telephone number is (604) 648-2833.

Outstanding
   Securities    There are presently outstanding 22,804,402 common
                 shares.

Operations       VoIP offers Voice Over the Internet Protocol
                 technology in the international long distance market.

Sales by Selling
Security Holders We are registering common shares on behalf of selling security holders in this prospectus. We are not selling any common shares on behalf of selling security holders and have no control or affect on these selling security holders.

Use of Proceeds   We will not receive any proceeds from the sale of
common shares by selling shareholders

Market for our
   common stock  There is a limited market for our common stock   Our
common stock is quoted on the OTC Bulletin Board under the symbol VOPT.

Transfer Agent   Alexis Stock Transfer located acts as our transfer
agent.


                         RISK FACTORS

1. We have a limited operating history and have no certainty of future operating results.

To date, our activities have been principally devoted to positioning ourselves to achieve our business objectives. We have had no significant operating revenue to date and expect to incur losses and administrative expenses until we increase sales of our products or we
receive revenues from any of our proposed operations.    To date, we
have an operating loss of approximately $2,715,010 for the period from inception to June 30, 2000.

2. If we do not receive additional financing, we may not be able to develop our business and you could lose your entire investment.

We require a significant amount of capital to continue planned
operations.   Our ability to continue as a going concern is dependent
on our ability to secure an adequate amount of capital to finance anticipated losses and planned principal operations.

3. We are dependent on third party vendors and may not be able to obtain the necessary services in a cost effective manner.

We must contract with third party vendors for our operations.   We
cannot assure you that we will be able to develop the necessary strategic alliances on a cost competitive basis.

4. If our securities have no active trading market, you may not be able to sell your common shares easily.

We do not have an active public market for our securities, nor can we assure you that an active public market will ever develop.
Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

5. The selling security holders may have liability because of their status as underwriters.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.

6. We have made forward-looking statements that may not prove to be correct.

The statements contained in this prospectus that are not historical fact are forward-looking statements, as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in
Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering. We have made the forward-looking statements with Management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of VoIP, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by VoIP, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

7. We may never meet the requirements to be quoted on NASDAQ. You may not be able to sell your common shares easily.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a
stock with a market price of less than $5.00 per share.   A market in
our stock may never develop due to these restrictions.

--------------------------------------
        SELLING SECURITY HOLDERS
--------------------------------------

VoIP shall register pursuant to this prospectus 3,379,002 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name                        Total Number         Amount         % Owned         Number of         % Owned
                              Owned               Being           Before       Shares Owned         After
                            Currently           registered       offering      After offering      offering

R. Stuart Angus              20,000                20,000         .10%               0               0%
Joann Augsback               25,000                25,000         .12%               0               0%
Tammy Augsback               25,000                25,000         .12%               0               0%
Jack Augsback                27,000                27,000         .13%               0               0%
Shawn Balaghi                10,000                10,000         .05%               0               0%
Raymond Bauch               200,000               200,000         .97%               0               0%
Gerald Bergonzi              10,000                10,000         .05%               0               0%
Craig Bernstein              10,000                10,000         .05%               0               0%
Andrea Blau                   5,000                 5,000         .025%              0               0%
Theresa Boatman              15,000                15,000         .075%              0               0%
Betty Lou Brinkman           20,000                20,000         .10%               0               0%
Rita & Anthony Centore       10,000                10,000         .05%               0               0%
Isaac Chan-Kai                2,000                 2,000         .01%               0               0%
Patricia Chan-Kai            24,000                24,000         .12%               0               0%
Peter Chen                   30,000                30,000         .15%               0               0%
David Cohn                   25,000                25,000         .125%              0               0%
Gary Doo                     82,250                82,250         .40%               0               0%
Chrinter J. Ericsson         10,000                10,000         .05%               0               0%
Lonnie Franz                 10,000                10,000         .05%               0               0%
Peter Gee                     5,000                 5,000         .025%              0               0%
Brent Brent K. Geistweidt    10,000                10,000         .05%               0               0%
Georgia and Robert
   Gerren                    10,000                10,000         .05%               0               0%
Beth Grando
 And  Laura Miller            8,500                 8,500         .04%               0               0%
Tony Hamilton                30,000                30,000         .15%               0               0%
Flora Harris                 10,000                10,000         .05%               0               0%
Paul Hughes                  10,000                10,000         .05%               0               0%
William Ingate                5,000                 5,000         .025%              0               0%
Tan Ching Khoon             300,000               300,000        1.45%               0               0%
Michael Laabs                10,000                10,000         .05%               0               0%
Beverley Lewis               10,000                10,000         .05%               0               0%
Phil Lewis                    8,000                 8,000         .04%               0               0%
Norman Lim                    1,500                 1,500         .01%               0               0%
Ricky Lui                     1,500                 1,500         .01%               0               0%
Marilyn Marlatt              15,000                15,000         .07%               0               0%
Peter Marlatt                10,000                10,000         .05%               0               0%
Stephen Mazer                10,000                10,000         .05%               0               0%
Terri Messner                   500                   500        .002%               0               0%
Roland Mueller               75,000                75,000         .36%               0               0%
Robert & Ellen Mulcahy       10,000                10,000         .05%               0               0%
Ong Kim Kait                550,000               550,000        2.66%               0               0%
Barbara Pantejo              20,000                20,000         .10%               0               0%
Daniel Phi                    2,500                 2,500         .01%               0               0%
Fred Purin                   25,000                25,000         .12%               0               0%
Fred & Juanita Purin         15,000                15,000         .07%               0               0%
Paul Purin                      550                   550        .003%               0               0%
Jorge Rodriguez               7,000                 7,000         .03%               0               0%
Murray & Dianne Rubin        10,000                10,000         .05%               0               0%
Bobby Sangiovanni            10,000                10,000         .05%               0               0%
Michael Sato                  1,500                 1,500         .01%               0               0%
Tony Seo                     58,252                58,252         .28%               0               0%
Cheri Simon                   2,000                 2,000         .01%               0               0%
Kevin Steele                 50,000                50,000         .24%               0               0%
Carolyn SStys                 2,500                 2,500         .01%               0               0%
Mark Stys                     9,000                 9,000         .04%               0               0%
Anh-Toan Tran                 2,500                 2,500         .01%               0               0%
Jon W. Urchistin             10,000                10,000         .05%               0               0%
Joanna Urchistin             10,000                10,000         .05%               0               0%
Wilma J. Urchisin, Trustee   10,000                10,000         .05%               0               0%


Douglas & Carol Watson       50,000                50,000         .24%               0               0%
Wayne Stefan                 14,000                14,000         .07%               0               0%
Frances Weisberg             10,000                10,000         .05%               0               0%
Mike Wong                    25,000                25,000         .12%               0               0%
Ricky Yeune                   5,000                 5,000         .02%               0               0%
Warren Zee                   50,000                50,000         .24%               0               0%
James & Donita Zeller         7,000                 7,000         .03%               0               0%
Chelverton Fund Ltd         200,000               200,000         .97%               0               0%
Lamm Industries              55,000                55,000         .27%               0               0%
Lee Tee Mui & Lee Tee Meng   50,000                50,000         .24%               0               0%
Pearl Jewel Ltd.            800,000               800,000        3.87%               0               0%
574080 BC LTD.               25,000                25,000         .12%               0               0%
OTC Live, Inc.               62,500                62,500         .30%               0               0%

The above table assumes the sale of all of the common shares being registered on behalf of selling security holders.

                               VoIP

VoIP was incorporated May 4, 1987, under the laws of the state of Nevada, as Energy Realty Corporation. On July 31, 1993 VoIP's name changed to Balcor International and on December 18, 1998 the name was again changed to Dimension House, Inc. As of December 31, 1998 VoIP had no operation and in accordance with SFAS #7 was considered a development stage company. As of December 31, 1998 VoIP was authorized 100,000,000 shares $.0001 par value of which 10,000,000 shares were outstanding.

On October 28, 1999 VoIP changed its name to Presidents Telecom, Inc.

Pursuant to an acquisition agreement and plan of merger dated as of March 15, 2000 between VoIP then known as Presidents Telecom, Inc. and Central America Fuel Technology, Inc., a Nevada corporation, all the outstanding common shares of CAFT were exchanged for 5,000 restricted common shares of VoIP.

Through subsidiaries, we deliver international long distance services via flexible, server-based networks consisting of re-sale arrangements with other long distance providers, various foreign termination relationships, VoIP's own international servers and leased/owned
transmission facilities.   Employing digital switching and
transmission technologies supported by comprehensive monitoring and technical support personnel, we provide services in foreign countries


Subsidiaries.

     On June 5, 2000, VoIP acquired 100% of the issued and outstanding shares of International Communications and Equipment, Inc. in exchange for 2,500,000 shares of VoIP's common stock. ICE is establishing an international telecommunications network using the Voice Over Internet Protocol. ICE has recently received approval for a Russian joint venture, which will be serviced through a wholly-owned German subsidiary using the latest in Clarent technology and equipment.

ICE was founded in 1996. Under a joint venture agreement negotiated with the Crosna Group, a banking-satellite-telecom conglomerate, of Moscow, a new company is being established for operations in Russia. ICE shall own 50% of Crosna and shall be the managing venture partner. The joint venture company will provide VoIP long distance carrier serves for the 89 regional carriers serving the Russion Feeration over
a landline and satellite network.   The initial VoIP equipment
configuration, already installed, will offer telephony long distance calling services to people in Moscow, St. Petersburg, Yaroslavl, Volgograd and outbound to other countries.


ICE also has commenced the establishement of a wholly owned subsidiary in Germany, as an initial step in preparing for centralizing European
operations.   The new company, ICE GmbH, headquartered in Potsdam is
to become the center of operations for European VoIP telephony
services for VoIP.   ICE GmbH will be responsible for marketing,
operations and command center control of the VoIP Telecom networks involving exchange carriers both within and between European countries.

Through previous applications, ICE has received preliminary acceptance for investment grants funded through Investions Bank des Landes
Brandenburg in the Federal Republic of Germany.   The ILB will provide
government grant funding ranging between 30% and 100% of capital invested and VoIP equipment installed by ICE into the
telecommunications market in Germany.   These grants, expected to
average 43% will greatly assist in the rapid growth of operations in Germany and throughout Europe.

ICE has commenced negotiations with several exchange carriers in Germany to transport traffic to Russia, and has identified initial contracts for approximately three million minutes per month outbound. Once the network in Russia is in place, ICE will be able to carry this
traffic to fill the network capacity.   Likewise, to facilitate smooth
operational flow termination arrangements for approximately five million minutes monthly inbound traffic from Russia are being
established.   Subject to equipment installation, over the next three
years ICE estimates achieving at least 500 million voice minutes per
year in Russia alone.   ICE also has projects and /or alliances
pending in Malta, Thailand, Malaysia, Ukraine, Poland, The Lebanon, Turkey, Cyprus, Syria, Jordan, Libya, Iran, Iraq, Egypt, Italy, Greece, France, Norway, Azerbaijan and Georgia.

     On June 5, 2000, VoIP acquired 100% of the issued and outstanding shares of Access Network Limited in exchange for 4,000,000 shares of VoIP's common stock. ANL is a telecommunications company formed in early 1999 to establish a Voice Over Internet Protocol network in various markets throughout Asia. VoIP has also committed itself to funding ANL with $3,000,000 during 2000.

Access was developed in Singapore during 1999 for the purpose of
providing VoIP services in the Asia-Pacific Region.   Over a short
period of time Access has forged strategic contacts with many telecom
companies, and even some Telcos.   Through such connections, Accesss
has been operating VoIP servers for terminations in both Beijing,
China and Singapore using different types of platforms.   Access is in
thhe process of installing more servers in China (Guangzhou) and in
several other South Asian centers.   Access' expansion plan includes
India, Bangladesh, Viet Nam, Cambodia, Malaysia and Indonesia.

Under a joint-venture with Singapore entity, Tri-Cel T & T, Accesss recently obtained a services-based operator license permitting the company to operate VoIP services as well as international calling card and resale business in Singapore. Also through Tri-Cel, Access is seeking a permit to operate an Internet-based voice and data service providing International Calling Card services in Singapore.

On April 24, 2000, VoIP entered into a letter of intent to purchase a 49% interest in Nex Telecom Co. Ltd. a company which has established an Internet Protocol network servicing various markets throughout southeast Asia for $2,000,000 in cash and 2,900,000 shares of VoIP's common stock.

With headquarters in Seoul, NEX was formed in 1998 by Jaeil Engineering Co., Ltd., a publicly traded South Korean industrial enterprise, to provide a full complement of Internet voice and data
services.   Nex is the first international VoIP  telecommunications
company in Korea having its own network and service supporting
facilities.   NEX currently supplies voice, data facsimile and
Internet-related VoIP telephone services over its own network, as well as more enhanced Internet multimedia services via a wide range of transmission media, including its own leased fiber optic cable, satellite and wireless networks.

In January of 1999, NEX established the Pacific Asia Telecom Group and
is acting as a PATG hub.   PATGH networks have been connected to NEX
partners in the United States, Cosmobridge and iBasis; Japan, China, Hong Kong, the Philippines, Australia and New Qealand.
Rescinded Transactions.

On September 28, 1999 a Letter of Intent was entered into for VoIP to acquire Global E-COMM, S.A., a Costa Rican telecommunication start-up corporation in exchange for common stock. On October 15, 1999 the shareholders approved a purchase agreement dated October 2, 1999 whereby VoIP acquired all of the outstanding common stock of Global E-COMM, S.A. from E-Vegas.COM, Inc., a Nevada corporation for 10,000,000 shares of $.0001 par value common stock. Shortly thereafter, VoIP



<PAGE10>

sold 1,000,000 shares of common stock to a private party for $150,000.00 in cash bringing the total shares outstanding to 21,000,000.

This transaction was rescinded as of May 15, 2000.   Pursuant to the
rescission agreement
    - VoIP returned 100% of the issued and outstanding shares of common stock of Global E-COMM, SA to E-VEGAS.COM
   -   E-VEGAS returned 10,000,000 common shares of VoIP

   - E-VEGAS provided remuneration to VoIP representing the operating loss and all funds advanced to Global E-COMM, S.A. from October 2, 1999, the date of acquisition.

On February 23, 2000, VoIP was acquired through a share exchange with
HIV-VAC, Inc., a Nevada company, on a 1:1 basis.   On March 7, 2000,
VoIP executed a rescission agreement with HIV-VAC, Inc. to rescind the
transaction.   On February 23, 2000, Debra Nicholson resigned as
president, secretary, treasurer and director and Anthony N. DeMint became sole director, president, secretary, treasurer and the only stockholder of record.

Voice over the Internet Protocol

We have established a relationship with Clarent Corporation of Redwood
City, California.   Clarent is the manufacturer of VoIP switches and
servers.   The Clarent system consists of an integrated hardware and
software product called the gateway that converts voice, fax and data into packets that can be sent over Internet protocol networks, then
transmits these packets over the network.   Network management and
back-office functions are processed by a centralized client/server
software package known as the command center.   It includes
   -   the routing and pricing of calls
   -   user management
   -   gateway monitoring, and
   -   billing.

The Clarent system also requires the installation of a third party relational database that stores operation support system data for a network of Clarent gateways.

Circuit switching technology uses traditional telephone networks inefficiently when it opens and maintains a dedicated line for every call, regardless of the density of the information being transmitted. The result is wasted bandwidth, as the end-to-end connection remains in place even during those moments when no actual information is being
transmitted.   Newer IP packet technology breaks the information down
into pieces, places them into electronic packets and then fills the
pipe with these packets of information.   The packets not only fill
the pipe, but are also directed along the way by routers that read the
address information.   They direct each packet along the fastest route
to the destination, where all of the pieces of information are
reassembled, ready for receipt by fax, computer or listener.   All of
this takes place in only a fraction of a second.

Packet vs. Circuit switching.
To understand the difference between circuit switching and packet switching, you have to visualize a highway between two cities. Traditional telephone technology would dedicate or commit an entire
lane of the highway to one car for the duration of its trip.   Packet
switching technologies, like the IP technology, fills all of the lanes
with traffic, with lines of cars in each lane.   IP simply makes much
more efficient use of the transmission path.

There are only two fundamental ways to switch traffic in a network:
connection-oriented and connectionless.   Connection oriented
technologies, of which circuit-switched public telephone network is the best example, have a setup process at the beginning of a session
to determine the best way to handle the session.   Once the session is
established, connection information is maintained for the duration of
the call.   Users may or may not be directly involved in call setup,
and the session may be as ephemeral as a flow. However, maintaining state information is common to all connection oriented systems.

In contrast, the Internet exemplifies connectionless technologies, Both the endpoints and the network nodes send self-contained packets of data called data grams by the most efficient route available at the
time they are processed.   There is no notion of session, call or
flow.   No state information is kept from data gram to data gram.
Since connectionless data transfer is simpler, it relies on end stations to perform many necessary functions.

A customer phone call or fax is placed from an office or residence which then is routed through a central office switch located normally
in a neighborhood within one to five miles from the caller.   This
call then travels to the Public Switched Telephone Network where it is processed onward to a Clarent gateway. A gateway converts the voice
or fax call to Internet language then sends it on its way.   From
there it is processed through the world wide Internet system back to another central office switch which then rings the other phone or fax machine.

We will employ advanced information systems, including call data collection and call data storage, linked to a proprietary reporting
system.   We also will maintain comprehensive billing systems for
rapid and accurate customer billing.   VoIP server facilities will be
linked to database reporting systems, which provide reports on a real-time basis to determine the most cost-effective alternatives for customer usage while managing gross margins by route.

We intend to provide international long distance service to as many s 150 foreign countries through a flexible network comprised of
   -   various foreign termination relationships
   -   international servers
   -   leased and owned transmission facilities, and
   -   resale arrangements with long distance providers.

International Switched Long Distance Service

We provide international switched long distance services through switching and transmission facilities that automatically route calls
to circuits based on a predetermined set of routing criteria.   Each
call typically originates on a local exchange carrier's network, and is transported to the caller's domestic long distance provider, which
in turn carries the call to an international VoIP switch.   An
international long distance provider picks up the call and sends it directly or through one or more other long distance providers to one of our corresponding switches operated in the country of destination. Once the traffic reaches the country of destination, it is then routed to the party being called through that country's domestic telephone network.

International long distance companies typically can be categorized by
their use of switches and transmission facilities.   The largest
global carriers, such as British Telecom, Deutsche Telecom, AT&T, MCI/WorldCom and Sprint, primarily utilize owned transmission facilities and generally use other long distance providers to carry
their overflow traffic.   Since only very large carriers have
transmission facilities that cover the 200 plus countries to which major long distance providers typically offer service, a significantly larger group of long distance providers own and operate their own
switches.   However, they rely solely on resale agreements with other
long distance carriers to terminate their traffic, or use a combination of resale agreements and owned facilities to terminate traffic.

We intend to enter into alliances, partnerships and joint ventures with telecom facilities based firms and carriers on several continents, and where viable to acquire telecom reseller operations. We intend to offer leadership models, marketing support services and financial support to our acquired telecom resellers and, to service our allied facilities-based operating firms and carriers.

Marketing.
Together with our strategic partners, we market our services to large global carriers and corporations seeking lower rates and overflow
capacity.   In addition, we market our services to small and medium
sized long distance companies that do not have the critical mass to invest in their own international transmission facilities or to obtain
volume discounts from the larger facilities-based carriers.   We are
focusing on building customer bases in many countries through acquisitions and partnerships, particularly in Europe and Asia.

VoIP's subsidiaries have entered into various joint venture agreements and/or alliances with telecommunications entities in Europe, Asia, the
Middle East, Africa and Latin America.   They will utilize hardware

(gateways, digital signal processors and routers) coupled with existing fiber optic and satellite networks via both originating and terminating facilities.

We will expand our network and services by deploying internet protocol
servers, initially to launch VoIP in many countries.   The VoIP
network will provide our customer base and strategic partners with a cost competitive service. Internet bandwidth will be procured and VoIP equipment will be installed immediately in several countries where existing Telecom traffic can be added to the VoIP Telecom
network.   The VoIP Telecom network is expected to start in Germany,
Russia and China during the 3rd and 4th quarter of 2000 and soon thereafter in Malta, Italy, The Lebanon, Poland, South and Southeast Asia, where bilateral agreements and traffic commitments have been
established.   We will deploy a standard model for our VoIP network in
a few countries first, then duplicate the service in other countries.

We will provide many services, including:

   -   Calling cards for ethnic populations
   - High speed wireless and standard ISP service/diverse broadband services
   -   Video conferencing via Internet and off-Net services
   -   Wholesale International Long Distance services
   - 800 number access to international voice or data gateways for IP products
   - Enhanced services such as voice mail, voice conference, follow me
   -   Internet E-commerce

Internet-specific features such as Unified Messaging can add
significantly to our revenue base.   This includes voice mail, fax
mail, e-mail and paging, all of which can all be combined to provide easy and efficient services to customers on both traditional wire line devices as well as wireless devices:

   -   voice-mail can be transferred between nodes for customers who travel
   -   mass faxing can also be conducted through the Internet with
very low cost.   Recent developments make this a viable revenue source
of VoIP Telecom
   -   E-mail to voice conversion - using text to speech - allows non-
computer users to access electronic mail.   Newer wireless devices
including GSM wireless phones and Personal Digital Assistants such as the new Palm Pilot VII allow reception anywhere service has been set up.
   - Networked traffic routes via VoIP can be set up and generating revenues in 60 to 90 days.

Management has developed strategic relationships with government telecommunications agencies overseas which provide VoIP with the ability to facilitate the negotiation, importation and deployment of
equipment.   The introduction of new services can be made with each
step of expansion.   VoIP intends to provide technical assistance via
remote access, in-country equipment vendor consultants and by trained on-staff professionals.

We plan to be customer driven, by offering additional services to the
clients of our acquisitions and partnerships.   These services
include:

   -   latest technology and quality products
   -   cost competitive rates
   -   solid accounting and billing.


Employees

  VoIP at present has a staff of four full time employees.   VoIP's
subsidiaries have an additional ten full time employees. We do not anticipate we will hire additional full time employees. We may employ part time employees.

Facilities.   VoIP's executive office is located at 1116-1030 West
Georgia Street, Vancouver BC Canada V6E 2Y3.  The telephone number is
(604) 648-2833. These premises are 650 square feet and are leased on a monthly basis for a monthly lease payment of $1,496.49.


                             DILUTION

Further Dilution. We may issue additional restricted common and preferred shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of our securities and investors in this offering.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus.

Overview

For the six months ended June 30, 2000, VoIP purchased fixed assets of $400,000 resulting in net cash used in investing activities of $400,000.

For the six months ended June 30, 1999, VoIP had no investing activities.

For the year ended December 31, 1999, VoIP purchased fixed assets of $43,290 resulting in net cash used by investing activities of $43,290.

For the six months ended June 30, 2000, VoIP received proceeds of $342,980 from a note-payable-related party and proceeds from a note
payable of $318,690.   Additionally, VoIP received $2,163,705 from the
issuance of common stock pursuant to a private placement offering. VoIP issued common stock issued for subscription receivable of
$150,000.    As a result, VoIP had net cash provided by financing
activities of $2,635,998 for the six months ended June 30, 2000/

For the six months ended June 30, 1999, VoIP had no financing activities.

For the year ended December 3, 1999, VoIP purchased cash in its acquisition of $6,776, had common stock issued for subscription receivable of $150,000 and made payment on note payable of $8,881. Additionally, VoIP received $480 proceeds from note payable - related
party and received $240,000 from the sale of common stock.   As a
result, VoIP had net cash provided by financing activities of $88,375 for the year ended December 31, 1999.

Results of Operations.

For the six months ended June 30, 2000, VoIP had a net loss of $3,029,921 and VoIP generated revenues of $57,760 from its telecom operation in Costa Rica. For the six months ended June 30, 2000, VoIP issued stock for services valued at $881,888, had depreciation expense of $158,381, loss on investment of $15,000 and bad debt expense of
$1,344,042 due to payments to subsidiaries.   General and
administrative expenses were $1,570,258 and consisted of accounting of $27,047, bank charges of $373, commissions of $108,978, consulting of $82,067, legal of $334,500, management fees of $80,500, office expense of $2,424, organization expense of $10,000, rent of $2,272, stock transfer fees of $7,305 and underwriting fees of $29,305.


Cautionary Statements

Forward-looking statements in this report are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed on or implied by the statements, including, but not limited to, the following: the ability of VoIP to successfully meet its cash and working capital needs, the ability of VoIP to successfully market its product, and other risks detailed in VoIP's periodic report filings with the Securities and Exchange Commission.

The predecessor company, Energy Realty Corp., Balcor International, and Dimension House, Inc., were largely dormant until the transaction acquisition of Global E-COMM, S.A., in early October of 1999. Since that time VoIP has acquired the net assets of Global E-COMM, S.A., totaling $696,799 and raised $150,000.00 through the sale of stock. This transaction has been rescinded and VoIP had acquired three other entities.

Additional outside capital funding of approximately $500,000 is anticipated. VoIP is investigating the possibility of interim financing, either debt or equity, or a combination thereof to, provide
expansion and market research.   Although, management has not made any
firm arrangement or definitive agreements, it would consider private funding or the placement of securities and/or a public offering.
Since VoIP is considered a development stage, concerns with minimal existing revenues were it to experience substantial development in putting its revenues sources in stream and is unable to secure public financing from the sale of securities or from private lenders, VoIP would have to secure some type of sale-leaseback financing on equipment to be used in contracted building installations.

Net Operating Loss

VoIP has accumulated approximately $3,181,831 of net operating loss carryforwards as of June 30, 2000, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards expire in the year 2019. In the event of certain changes in control of VoIP, there will be an annual limitation on the amount of net operating loss carryforwards, which can be used. No tax benefit has been reported in the financial statements for the year ended December 31, 1999 or in the six month period ended June 30, 2000 because there is a 50% or greater potential tax chance that the carryforward will not be used. Accordingly, "the potential tax benefit" of the loss carryforward is offset by a valuation allowance of the same amount.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosures of Information about an Entity's Capital Structure." SFAS No. 128 provides a different method of calculating earnings per share than is currently used in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 128 and SFAS No. 129 are effective for financial statements issued for periods ending after December 15, 1997. Their implementation is not expected to have a material effect on the financial statements.

`The Financial Accounting Standards Board has also issued SFAS No. 131, No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income, its component and accumulated balances. Owners and distributors to owners define comprehensive income to include all changes in equity except those resulting from investments. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes Standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customer. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.
SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standard, management has been unable to fully evaluate the impact, if any the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of the standard.

Inflation

In the opinion of management, inflation will not have a material effect on the operations of VoIP.


                PLAN OF DISTRIBUTION

The selling security holders may use any one or more of the following methods when selling shares:

   - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
   - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
   - purchases by a broker-dealer as principal and resale by the broker-dealer for our account;
   - an exchange distribution in accordance with the rules of the applicable exchange;
   -   privately negotiated transactions;
   -   short sales;
   - broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
   -   a combination of any such methods of sale; and
   -   any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. In some circumstances, we have agreed to indemnify the selling security holders against certain losses and liabilities, including liabilities under the Securities Act.

                             MANAGEMENT

Executive Officers and Directors

Our executive officers, directors, and key employees and their business experience follows:

Name                              Position                Term

Alexander Anderson            President/Director    September 5, 1998
                                                        To present

Tan Sek Toh                         Director         March 29, 2000
                                                        To present

J K Berscht                         Director        June 2000 to
                                                        present


Alexander Anderson, age 52, President/Director
Mr. Anderson has been an officer and director since September 5, 1998.
Mr. Anderson is a veteran of 30 years in the Financial Service
Industry. He had held senior positions in all aspects of Banking and has specialized in serving the investment industry for the last 5 years. He has managed both retail and commercial branch operations and more recently has operated as an officer and director of a publicly traded telecommunications company specializing in providing fiber optic services to Asia.

Tan Sek Toh, age 65   Mr. Tan has been a director of VoIP since April
2000.   Mr. Tan received his academic degrees in the UK from
Loughborough University in 1960, and the Imperial College of Science
and Technology (London) in 1961.  Mr. Tan was a mechanical engineer by
profession and retired from public life in 1980.   He has held several
directorships in the private sector, including RACAL Electronics (S)
Pte. Ltd., Singapore from 1987 to 1995, and the privately-owned
Tswwassen Golf and Country Club in Vancouver, of which he was
president until 1991.    Mr. Tan is currently he is the president of
APAC Telecommunications Corporation, Vancouver, which he founded in
1992 and Director of Tswwassen Golf and Country Club, Vancouver.

J K Berscht, age 61   Mr. Berscht has been a director of VoIP since
 .   From 1994 to 1996, Mr. Berscht was a director and vice present of
Claire Technologies, a high tech computer related company.   During
that time, he was also president of Pamlico Gold, Inc., a nickel
exploration company.   From 1996 to 1999, Mr. Berscht was the
president of Arimex Mining Corporation.   From 1998 to 1999, Mr.
Berscht had worked as a consultant on:

   Benin West Africa where he assisted in financing $10 million exploration oil project offshore in Benin,
   Tintan Trading, computer trading system,
   Curion Ventures involving the financing of a Bakersfield CA gass play
   Skinvisible Medical
   M W Medical

From 1999 to present, Mr. Berscht has been the vice president of marketing for Enerplus Internaitonal Energy Limited, an oil and gas properties management firm.

In 1958 Mr. Berscht studied Senior Matriculation at Mount Royal
College in Calgary, Alberta.  He received his associate degree in business administration in 1960 from Mount Royal Junior College and earned an honors degree in business administration from the University
of Western Ontario in London, Ontario.   Mr. Berscht is a registered
representative, a general securities representative.   He has obtained
has Series 63 license, securities principal series 24 license, is a member of the Society of the American Institute of Mining,
Metallurgical and Petroleum Engineers and qualified as an I F A in
Great Britain.




Executive Compensation

Mr. Anderson has a six month contract commencing April 2000 providing for payment for services rendered at $10,000 per month and 50,000 options to purchase common shares of VoIP at $.25 per common share.


                            PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the common stock of VoIP by each of VoIP's directors and executive officers, and as a group. The beneficial owner has sole voting and investment power with respect to the securities indicated.

      Name and           Position         Title of       Amount of      Percentage
      Address                               Class          Shares
      Alexander Anderson  President        Common          400,000         2%
      16-1 Aspenwood Drive.
      Port Moody, BC V3H4X8

     Kenneth F. Martin       N/A           Common       2,500,000        12.1%
     12865 NE 85th Street
     Suite 362
     Kirkland WA 98033

    Michael Laidlaw                       Common         1,000,000        5%
    55 Fallon Way
    Isle of Dog
    London, UK E14GUP

    Tan Sek Toh                         Common               0             0%
     #4 Keng Chin Road
     #0201 Singapore 258707

    J K Berscht                         Common               0             0%
    1900-700 9th Avenue
    South West Calgary T2P 3V4

-------------------
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security, whether through a contract, arrangement, understanding, relationship, or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares
beneficially owned, subject to applicable community property laws.

We do not know of any arrangements, including any pledge by any personnel, which would result in the change and control of VoIP.


       Market for Common Equity and Other Shareholder Matters

Our shares trade on the OTC Bulletin Board under the symbol "VOPT" with a Standard and Poors Cusip # 74101P107. The issue formerly traded on the OTC Bulletin Board as Presidents' Telecom, Inc., symbol
"PRTE" and Dimension House, Inc., symbol "DHIE".

The recent high and low bids from the National Quotation Bureau were:

                            High             Low
December 31, 1998           .05             .03
June 30, 1999               .03             .06
June 30, 1999               .05             .15
September 30, 1999          .15             .25
December 31, 1999           .15             .25
June 30, 2000             6.125           5.750

There are five broker-dealers listed as traders of VoIP stock.

   -   Sharp Securities
   -   Brockington Securities
   -   Hill-Thompson
   -   Herzog Securities
   -   Paragon Securities



These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions

VoIP's shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities and Exchange Act of 1934, as amended (the
"Exchange Act"), commonly referred to as the "penny stock" rule.
Section 15(g) sets forth-certain requirements for transactions in penny stocks and title 15g-9(d)(1) incorporates the definition of penny stock that is found in Rule 3a51-1 of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less the $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation from the NASDAQ stock
Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If VoIP's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, who generally are persons with assets in excess of $1,000,000 or annual income exceeding
$200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.
Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in VoIP's common stock and may affect the ability to shareholders to sell their shares.

Dividend Policy

VoIP has not declared or paid cash dividends or made distributions in the past, and VoIP does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. VoIP currently intends to retain and invest future earnings to finance its operations.

                  DESCRIPTION OF VoIP SECURITIES

VoIP is authorized to issue 100,000,000 common shares, par value
$.0001 par value common stock of which 22,804,402 were issued and outstanding as of August 31, 2000. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. All shares of common stock entitle the holder thereof to
   - one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
   - to participate equally and to receive any and all such dividends as may be declared by the board of directors out of funds legally available therefor; and
   - to participate pro rata in any distribution of assets available for distribution upon liquidation of VoIP. Stockholders of VoIP have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

VoIP has designated Alexis Stock Transfer 42450 Bob Hope Drive #225,
Rancho Mirage, California 92270.





                            LEGAL MATTERS

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of Jody M. Walker, Littleton, Colorado.

There is no litigation pending or, to our knowledge, threatened to which the property of VoIP is subject or to which VoIP may be a party.
No such proceedings are known to be contemplated by governmental authorities or any other parties.

                              REPORTS

Pursuant to the Rules and Regulations of the Securities and Exchange
Commission, we will provide our Investors with Annual Reports containing audited financial statements, together with Quarterly
Reports containing unaudited financial statements and Interim Reports containing information regarding relevant information about the operations of VoIP.

                             FINANCIAL STATEMENTS

Unaudited balance sheet dated June 30, 2000
Unaudited statement of operations for the six months ended June 30, 2000 and 1999
Unaudited statement of cash flows for the six months ended June 30, 2000 and 1999
Notes to Unaudited Financial Statements

Jones, Jensen & Company Auditor's report dated March 25, 2000
Balance Sheet dated December 31, 1999
Statement of Operations for the years ended December 31, 1999 and 1998
Statement of Stockholders' Equity for the years ended December 31, 1999 and 1998
Statement of Cash Flows for the years ended December 31, 1999 and 1998
Notes to Financial Statements




                           VOIP Telecom, Inc.
                  (Formerly Presidents Telecom, Inc.
                    (A Development Stage Company)
                     Consolidated Balance Sheets

                   ASSETS
                  --------
                                            June 30,      December 31,
                                              2000           1999
                                            -------         -------
                                          (Unaudited)

CURRENT ASSETS

Cash                                      $   144,315       $    8,339
Accounts receivable                                 -            4,894
                                          -----------     ------------

   Total Current Assets                       144,315           13,233
                                          -----------       ----------

FIXED ASSETS, NET                           1,598,100          254,306
                                          -----------       ----------
   Goodwill, net                            6,914,754                -
   Notes receivable-related party                   -                -
   Deposits                                         -           34,968
                                          -----------       ----------

      Total Other Assets                    6,914,754           34,968
                                          -----------       ----------
         TOTAL ASSETS                     $ 8,657,169       $  302,507
                                          ===========       ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES

   Accounts payable                        $    61,462      $         -
   Accrued expenses                             18,202                -
   Notes payable                             1,117,212                -
   Notes payable - related party               135,202          131,599
                                         -------------      -----------
      Total Current Liabilities              1,332,078          131,599
                                         -------------      -----------

STOCKHOLDERS' EQUITY

   Common stock: 100,000,000 shares
    authorized of $0.0001 par value
    19,939,402 and 21,095,002 shares
    issued and outstanding                      2,082            2,110
   Additional paid-in-capital              10,504,840          785,619
   Subscription receivable                          -         (150,000)
   Deficit accumulated during the
    development stage                      (3,181,831)        (466,821)
                                          -----------       ----------

      Total Stockholders' Equity            7,325,091          170,908
                                          -----------       ----------
       TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY            $8,657,169        $302,507
                                         ==========       =========




                   VOIP TELECOM, INC.
           (Formerly Presidents Telecom, Inc.)
              (A Development Stage Company)
         Consolidated Statements of Operations
                     (Unaudited)

                                                                                                          From
                                                                    For the             For the        Inception on
                                                               Six Months Ended   Three months Ended      May 4,
                                                                   June 30,             June 30,       1987 through
                                                               ---------------    -------------------    June 30,
                                                             2000        1999     2000          1999       2000
                                                             ----       ----      ----          ----      ------
REVENUES                                                  $57,760      $     -   $     -     $     -    $  93,877
                                                          -------     --------   -------     -------    ---------

EXPENSES

   Depreciation expense                                   158,381           -     151,706           -     175,155
   General and administrative                           1,570,258           -   1,047,803           -   1,689,940
   Loss on investment                                      15,000           -           -           -      15,000
   Bad debt expense                                     1,344,042           -     267,510               1,710,524
                                                        ---------     -------   ---------    --------   ---------
Total Expenses                                          3,087,681           -   1,467,019           -   3,590,619
                                                        ---------    --------    --------    --------    --------

LOSS FROM OPERATIONS                                   (3,029,921)          - (1,467,019)           -  (3,496,742)
                                                        ---------    --------   --------    --------   ---------

Other Income (expense)

  Interest expense                                       (18,202)          -     (18,202)          -     (18,202)
  Interest income                                              65           -          65           -          65
   Gain on disposition of
   Assets                                                 333,048           -     333,048           -     333,048
                                                        ---------     -------    --------    --------    --------

Total Other Income
(Expense)                                                 314,911          -      314,911           -     314,911
                                                        ---------     ------     --------    --------    --------

NET LOSS                                              $(2,715,010)    $    - $ (1,152,108)   $      - $(3,181,831)
                                                      ===========     ======    =========    ======== ===========

BASIC LOSS PER SHARE                                  $     (0.10)    $  (0.00)  $  (0.01)     $(0.00)
                                                      ===========       ======   ========     =======

                       VOIP TELECOM, INC.
               (Formerly Presidents Telecom, Inc.)
                   (A Development Stage Company)
               Consolidated Statements of Cash Flows
                           (Unaudited)

                                                                                                               From
                                                            For the                    For the              Inception o
                                                        Six Months Ended         Three Months Ended            May 4,
                                                           June 30,                   June 30,             1987 through
                                                       ----------------------    --------------------         June 30,
                                                       2000             1999      2000           1999          2000
                                                      ----               ----     ----           ----        ------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                            $(2,715,010)     $    -   $(1,152,108)    $      -    $(3,181,831)
Adjustments to reconcile net loss to net
Cash used by operating activities:
   Depreciation expense                                 158,381            -      151,706            -        175,155
   Bad debt expense                                   1,344,042            -      267,510            -      1,710,525
   Loss on investment                                    15,000            -            -            -         15,000
   Common stock issued for services                   1,040,487            -      886,888            -        896,554
Gain on disposition of assets                          (333,048)           -     (333,048)           -       (333,048)
Changes in operating assets and
Liabilities:
   (Increase) decrease in accounts
   receivable                                             4,894            -            -            -             -
(Increase) decrease in notes
   receivable                                        (1,729,400)           -     (652,868)           -    (1,683,005)
(Increase) decrease in deposits                          34,968            -       34,968            -        34,218
Increase (decrease) in accounts
   Payable and accrued expenses                          79,664            -       79,664            -        79,664
                                                     ----------    ---------    ---------    ---------     ---------

   Net Cash Provided (Used) by
   Operating Activities                              (2,100,022)           -     (717,288)           -    (2,286,768)
                                                      ---------     --------    ---------     --------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of fixed assets                           (400,000)            -           -            -     (443,290)
                                                    ----------        ------   ---------      -------    ---------

   Net Cash Provided (Used) by
       Investing Activities                           (400,000)             -          -            -     (443,290)
                                                    ----------        -------   --------      -------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from note payable                           318,690            -      318,690            -      318,690
Cash purchased in acquisition                                 -           -            -             -        6,776
Common stock issued for subscription
   Receivable                                           150,000            -     150,000             -            -
Payment on note payable                                (339,377)           -    (339,377)            -     (348,258)
Proceeds from note payable-related party                342,980            -      43,380             -      343,460
Common stock issued for cash                          2,163,705            -     633,598             -    2,553,705
                                                     ----------       ------   ---------      --------    ---------

   Net Cash Provided (Used) by
      Financing Activities                           $2,635,998       $    -    $806,291      $      -   $2,874,373
                                                     ==========       ======   =========      ========   ==========


                    VOIP TELECOM, INC.
              (Formerly Presidents Telecom, Inc.)
                  (A Development Stage Company)
             Consolidated Statements of Cash Flows
                          (Unaudited)

                                                                                                              From
                                                            For the                 For the               Inception on
                                                        Six Months Ended       Three Months Ended            May 4,
                                                            June 30,                June 30,              1987 through
                                                       -----------------        -----------------           June 30,
                                                      2000       1999           2000          1999            2000
                                                      ----       ----           -----         ----          ------
NET INCREASE (DECCREASE) IN
CASH AND CASH EQUIVALENTS                           $135,976    $      -      $   89,003     $    -         $ 144,315

CASH AND CASH DQUIVALENTS AT
  BEGINNING OF PERIOD                                  8,339            -         55,312          -                 -
                                                    --------    ---------     ----------  ---------        ----------

CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                    $ 144,315   $      -        $144,315     $    -        $ 144,315
                                                    =========   ========        ========     ======        =========

CASH PAID FOR:

   Interest                                         $      -    $      -        $     -      $    -         $      -
   Taxes                                            $      -    $      -        $     -      $    -         $      -

NON-CASH FINANCINBG ACTIVITIES:
   Common stock issued for acquisition of
   Subsidiary                                     $6,515,000    $       -     $6,500,000     $    -      $ 7,057,662

                              VOIP TELECOM, INC.
                      (Formerly Presidents Telecom, Inc)
                         (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                     June 30, 2000 and December 31, 1999

NOTE 1 - CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared
by the Company without audit.   In the opinion of management, all
adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2000 and 1999 and for all periods presented have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or
omitted.   It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1999 audited
consolidated financial statements.   The results of operations for
periods ended June 30, 2000 and 1999 are not necessarily indicative of the operating results for the full years.

NOTE 2 - MATERIAL EVENTS

On May 15, 2000, the Company entered into a rescission agreement with E-Vegas, whereby the company was returned its 10,000,000 shares of stock previously issued to E-Vegas for Global-E-Com, resulting in a gain on disposition of assets of $333,048.

On May 31, 2000, the Company issued 4,000,000 shares of common stock, valued at $1.00 per share, in exchange for 100% ownership of Access
Network Limited.   Goodwill of $4,065,167 was recorded as a result of
the acquisition.

On June 5, 2000, the Company issued 2,500,000 shares of common stock valued at $1.00 per share, in exchange for 100% ownership of
International Communications and Equipment Corporation.   Goodwill of
$2,966,786 was recorded as a result of the acquisition.

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Presidents Telecom, Inc.
(A Development Stage Company)
Newport Beach, California

We have audited the accompanying balance sheet of Presidents Telecom, Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998 and from inception on May 4, 1987 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well
as evaluating the overall financial statement presentation.   We
believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Presidents Telecom, Inc. (a development stage company) as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and from inception on May 4, 1987 through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepare assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is a development stage company with no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 5. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
March 25, 2000
                                      F-1

                             PRESIDENTS TELECOM, INC
                          (A Development Stage Company)
                                  Balance Sheet

                                     ASSETS
                                                                    December 31,
                                                                       1999
                                                                    ------------

CURRENT ASSETS

   Cash                                                         $       8,339
   Accounts receivable                                                  4,894
                                                                    ----------
     Total Current Assets                                              13,233
                                                                    ----------
FIXED ASSETS (Note 3)                                                 254,306
                                                                    ----------
OTHER ASSETS

   Notes receivable - related party (Note 4)                                -
   Deposits                                                            34,968
                                                                    ----------
     Total Other Assets                                                34,968
                                                                    ----------
     TOTAL ASSETS                                              $      302,507
                                                                    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Notes payable - related party (Note 2)                             131,599
                                                                    ----------
     Total Current Liabilities                                        131,599
                                                                    ----------
STOCKHOLDERS' EQUITY

   Common stock: 100,000,000 shares authorized of
    $0.0001 par value 21,095,002 shares issued
    and outstanding                                                    2,110
   Additional paid-in capital                                        785,619
   Subscription receivable                                          (150,000)
   Deficit accumulated during the development stage                 (466,821)
                                                                   ----------
     Total Stockholders' Equity                                      170,908
                                                                   ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $      302,507
                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                   From
                                                               Inception on
                                                                May 4, 1987
                                                                  Through
                                            December 31,        December 31,
                                       1999          1998           1999
                                      ------        ------     ---------------
REVENUES                         $    36,117      $      -      $   36,117

EXPENSES                             500,488         1,450         502,938
                                   ----------      --------      ---------
NET LOSS                         $  (464,371)     $ (1,450)     $ (466,821)
                                   ==========      ========      =========
BASIC LOSS PER SHARE             $     (0.09)     $  (0.00)
                                   ==========      ========
WEIGHTED AVERAGE NUMBER
 OF SHARES                         5,259,096     1,250,000

   The accompanying notes are an integral part of these financial statements.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                       Statements of Stockholders' Equity

                                                                                                   Deficit
                                                                                                 Accumulated
                                                                  Additional                      During the
                                           Common Stock            Paid-in      Subscription     Development
                                        Shares        Amount       Capital       Receivable         Stage
                                       --------      --------    ------------   -------------   --------------

Inception, May 4, 1987                       -     $       -      $      -      $       -        $       -

Common stock issued for cash        10,000,000         1,000             -              -                -

Net loss from inception on May 4,
 1997 through December 31, 1997              -             -             -              -           (1,000)
                                   ------------     ---------     ---------     ----------       -----------
Balance, December 31, 1997          10,000,000         1,000             -              -           (1,000)

Net loss for the year ended
 December 31, 1998                           -             -             -              -           (1,450)
                                   ------------     ---------     ---------     ----------       -----------
Balance, December 31, 1998          10,000,000         1,000             -              -           (2,450)

Common stock issued for cash
 at $0.15 per share                  1,000,000           100       149,900       (150,000)               -

Common stock issued for
 purchase of Global E-Com
 at $0.054 per share                10,000,000         1,000       540,662             -                 -

Contributed capital                          -             -            67             -                 -

Stock issued for cash at $1.00
 per share                              90,002             9        89,991             -                 -

Stock issued for services at $1.00
 per share                               5,000             1         4,999             -                 -

Net loss for the year ended
 December 31, 1999                           -             -             -             -          (464,371)
                                   ------------     ---------     ---------     ----------       -----------
Balance, December 31, 1999          21,095,002      $  2,110      $785,619     $(150,000)      $ (466,821)
                                   ============     =========     =========     ==========       ===========



        The accompanying notes are an integral
         part of these financial statements.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                     From
                                                                                  Inception on
                                                                                  May 4, 1987
                                                                                    Through
                                                         December 31,             December 31,
                                                      1999          1998              1999
                                                     ------        ------        --------------


CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                    $   (464,371)     $  (1,450)     $   (466,821)
   Adjustments to reconcile net loss to net
    cash used by operating activities:
     Depreciation expense                            16,774              -            16,774
     Bad debt expense                               366,483              -           366,483
     Common stock issued for services                 5,067              -             6,067
   Changes in operating assets and liabilities:
     Increase (decrease) in accounts receivable      (4,894)             -            (4,894)
     Increase (decrease) in notes receivable         46,395              -            46,395
     Increase (decrease) in deposits                   (750)             -              (750)
     Increase (decrease) in current liabilities
      and accrued interest                           (1,450)         1,450                 -
                                                  ----------      --------      ------------

       Net Cash Provided (Used) by Operating
        Activities                                  (36,746)             -           (36,746)
                                                  ----------      --------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of fixed assets                         (43,290)             -           (43,290)
                                                  ----------      --------      ------------
       Net Cash Provided (Used) by Investing
        Activities                                  (43,290)             -           (43,290)
                                                  ----------      --------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Cash purchased in acquisition                      6,776              -             6,776
   Common stock issued for subscription
     receivable                                    (150,000)             -          (150,000)
   Payment on note payable                           (8,881)             -            (8,881)
   Proceeds from note payable - related party           480              -               480
   Common stock issued for cash                     240,000              -           240,000
                                                  ----------      --------      ------------
       Net Cash Provided (Used) by Financing
        Activities                                   88,375              -            88,375
                                                  ----------      --------      ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                        -              -                 -

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                     -              -                 -
                                                  ----------      --------      ------------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD                                      $    8,339       $      -        $    8,339
                                                  ==========      ========      ============


       The accompanying notes are an integral
        part of these financial statements.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)

                                                                   From
                                                               Inception on
                                                                May 4, 1987
                                                                 Through
                                          December 31,         December 31,
                                      1999           1998          1999
                                     ------         ------    ---------------
CASH PAID FOR:

   Interest                       $       -          $    -   $          -
   Taxes                          $       -          $    -   $          -

NON-CASH FINANCING ACTIVITIES:

   Common stock issued for
   acquisition of Global E-Com    $ 541,662          $    -   $    541,662




   The accompanying notes are an integral
   part of these financial statements.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                        Notes to the financial statements
                           December 31, 1999 and 1998


NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of Presidents Telecom, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

          a. Organization and Business Activities

          The Company was organized May 4, 1987, under the laws of the State of Nevada, as Energy Realty Corp. On July 31, 1992, the name changed to Balcor International. On December 18, 1998, the Company's name changed to Dimension House, Inc. On October 28, 1999, the
corporate name was changed to Presidents Telecom, Inc.   The Company
has obtained to sales of long distance services in Costa Rico. The Company currently has minimal operations and, in accordance with SFAS #7, is considered a development stage company.

          b. Common Stock

          On May 5, 1987, the Company issued 2,500 shares of its no par value common stock for $1,000 cash.

On September 2, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 2,500 common shares of no par value stock to 25,000,000 common shares of $0.0001 par value.

     On September 2, 1998, the Company forward split it's common stock 500:1, thus increasing the number of outstanding common shares from 2,500 shares to 1,250,000 shares.

          On December 18, 1998, the State of Nevada approved the
Company's restated Articles of Incorporation, which increased its capitalization from 25,000,000 common shares to 100,000,000 common shares. The par value remained unchanged at $0.0001.

          Effective January 1, 1999, the Company forward split its common stock of an 8:1 basis bringing the outstanding shares to 10,000,000 shares.

          Statement of stockholders' equity is presented retroactively considering both the 500:1 and 8:1 forward common stock splits.

          On October 2, 1999 the Company entered into a purchase agreement to acquire 100% of equity interest of Global E-COM, S.A. (Global), a Costa Rican telecommunications company from E-Vegas.COM. Inc., a Nevada corporation, for 10,000,000 shares of authorized and unissued common stock. The acquisition of Global was accounted for as a purchase per APB No. 16.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          c.   Revenue Recognition Policy

          The Company recognizes revenue upon delivery of the services by the customer.

          d. Basic Loss Per Share

          The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding during the period of the financial statements as follows:

                                       Loss           Shares          Per Share
                                    (Numerator)    (Denominator)        Amount
                                    -----------    -------------      ----------
              For the year ended
               December 31, 1998    $    (1,450)      1,250,000    $      (0.00)

              For the year ended
               December 31, 1999    $   (97,887)      5,259,096    $      (0.02)

          e. Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          f. Income Taxes

          No provision for income taxes has been accrued because the
Company has net operation losses from inception.   The net operating
loss carryforwards of approximately $100,000 at December 31, 1999 expire in 2019. No tax benefit has been reported in the financial statements because the Company is uncertain if the carryforwards will
expire unused.    Accordingly, the potential tax benefits re offset by
a valuation account of the same amount.

NOTE 2 -  SHAREHOLDER LOAN

          In October 1999, a shareholder and an officer  advanced
$40,480 and $91,119, respectively, to the Company. The loans accrue no interest and are unsecured. The loans are due December 31, 2000.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 3 -  FIXED ASSETS

          Fixed assets at December 31, 1999 consisted of the following:

                                                                         1999
                                                                        ------

                           Telecommunications equipment       $        271,080
                           Less accumulated depreciation               (16,774)

                                                              $        254,306

          Equipment was purchased in the acquisition of Global E-COM, transferring equipment in October 1999. Telecommunications equipment method of depreciation. Office equipment and furniture is depreciated over 5 years.

NOTE 4 -  NOTES RECEIVABLE - RELATED PARTY

          The Company has related party accounts receivable consisting of the following at December 31, 1999:

                           E-Vegas.COM, Inc.         $         96,417
                           Allied Telecom                     270,066

                           Less: allowance for bad debt      (366,483)

                                       Total         $       -

          The above companies are start-up companies and have minimal cash flow, therefore, an allowance for bad debt was made for the entire balances.

NOTE 5 -  GOING CONCERN

          The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant operations to date, nor does it have an established source of revenues sufficient to allow it to continue as a going concern. It is the intent of the Company to expand the sales of its telephone long distance services.

NOTE 6 -  FOREIGN OPERATIONS

          Business operations and services supplied by the Company are located in Costa Rica S.A. and are subjected to all Costarican laws and regulations.

                            PRESIDENTS TELECOM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 7 -  CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS

          The historical information contained herein has been consolidated on a proforma basis. The purchase of GlobalE.com on October 2, 1999 is described in Note 1. The purchase has been presented as though it were effective January 1, 1998. All significant accounting policies for Presidents Telecom, Inc. are the same as the Company's as defined in
          Note 1.

                                                            For the Year Ended
                                                             December 31, 1998
                                       --------------------------------------------------------
                                        Presidents
                                         Telecom,       Global       Proforma        Proforma
                                          Inc.          E-com       Adjustments      Combined
                                       ------------   ----------  --------------    -----------
              Revenues                 $       -      $      -     $      -       $       -
              Cost of products sold            -             -            -               -
                                        ---------      --------     --------      ----------
              Gross Margin                     -             -            -               -
                                        ---------      --------     --------      ----------
              Depreciation and
               amortization                    -         5,271            -           5,271
              General and
               administration              1,450         3,117            -           4,567
                                        ---------      --------     --------      ----------
                Total Operating
                  Expenses                 1,450        (8,338)           -          (9,838)
                                        ---------      --------     --------      ----------
                     Operating Loss       (1,450)       (8,338)           -          (9,838)
                                        ---------      --------     --------      ----------
                     Net Loss          $  (1,450)    $  (8,338)    $      -       $  (9,838)
                                        ---------      --------     --------      ----------

NOTE 8 - SUBSEQUENT EVENTS

During the first quarter of 2000, the Company entered into two letters of intent, neither deal had been completed by March 31, 2000.

The Company has entered into a letter of intent with Access Network
Limited.   The acquisition will be a stock for stock deal with the
Company acquiring 100% of the capital stock of Access Network Limited.

The Company has also entered into a letter of intent with
International Communication and Equipment Corporation.   The
acquisition will be a stock for stock deal with the Company acquiring 100% of the capital stock of International Communications and Equipment Corporation

4

                            PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

The Nevada Corporation Code grants to VoIP the power to indemnify the officers and directors of VoIP, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of VoIP and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our bylaws provide as follows:

VoIP shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of VoIP, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of VoIP or is or was serving at the request of VoIP as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of VoIP and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of VoIP and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

VoIP shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of VoIP to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of VoIP or is or was serving at the request of VoIP as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of VoIP; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to VoIP unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of VoIP has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this
Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by VoIP only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by VoIP in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by VoIP as authorized in this Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of VoIP or who is or was serving at the request of VoIP as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not VoIP would have the power to indemnify him against such liability under the provisions of this Article VII.

Item 25.  Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses are estimated below.

Registration fee                      $1,023.90
Printing expenses                      5,000.00
Accounting fees and expenses          15,000.00
Legal fees and expenses               20,000.00
State securities law fees
   and expenses                        3,000.00
Stock Transfer Agent Fees              1,500.00
Miscellaneous expenses                 2,000.00
                                      ---------
Total                                 47,523.90
                                      =========


Item 25.  Recent Sales of Unregistered Securities

On October 15, 1999 VoIP was authorized to issue 10,000,000 shares of common stock to E-Vegas.COM, Inc., a Nevada corporation, pursuant to a purchase agreement entered into October 2, 1999 and approved at a Special Meeting of Shareholders held October 15, 1999. Shares were issued in exchange for 100% of the equity interests of Global E-COMM,
S.A., a Costa Rican corporation.   These common shares were later
rescinded during the six months ended June 30, 2000.

On or about October 17, 1999, 1,000,000 shares of VoIP's authorized but unissued common stock was sold to Michael Laidlaw, an English investor for $150,000.

In the fourth quarter of 1999, VoIP issued 5,000 common shares for services valued at $1.00 per common share.

VoIP completed a private placement pursuant to Regulation D,
Rule 505/506 of the Securities Act of 1933, in the fourth quarter of 1999 (90,002 common shares for $90,002) and the first quarter of 2000 (2,288,000 common shares for $2,288,000) to non-affiliates. These common shares were issued to not more than 35 non-accredited
investors.   No general solicitation was used and the appropriate
documents were filed with the states.

On March 24, 2000, VoIP issued 50,000 shares for underwriting services at a value of $150,000 pursuant to 4(2) of the Securities Act of 1933.

On March 15, 2000, VoIP issued 5,000 shares at a value of $3.00 per chase ($15,000) to acquire 100% of Central American Fuel Technology, Inc. Shares were issued pursuant to 4(2) of the Securities Act.

On May 15, 2000, VoIP issued 4,000,000 common shares valued at $1.00 in exchange for 100% ownership of Access Network Limited.

On June 5, 2000, VoIP issued 2,500,000 common shares, valued at $1.00 in exchange for 100% ownership of International Communications and Equipment Corporation.

During the second quarter of 2000, VoIP issued 886,888 common shares for finder fee services rendered in the acquisition of Access valued at $1.00 for an aggregate value of $886,888.

The shares issued since March 15, 2000 were issued pursuant to an exemption from registration under Rule 4(2) of the Securities Act of
1933.   The issuances were made to sophisticated investors.   All of
the securities were issued as restricted shares for investment purpose and not with a view to distribute or resale.

Item 27.   Exhibit Index.

(1)             Not Applicable
(2.1)          * Agreement and Plan of Merger between Presidents Telecom, Inc. and
               Central America Fuel Technology, Inc.
 2.2*          Certificate  of  Merger  between  Presidents  Telecom,  Inc. and
               Central America Fuel Technology, Inc.
 2.3*          Unanimous consent of Stockholder
(3)               Articles of Incorporation dated
 (3.1)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Malcolm Crawford regarding
                  legality of securities registered under this
                  Registration Statement and to the references to
                  such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Not Applicable
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of HJ & Associates L.L.C.
                      (formerly Jones Jensen)
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

*    Previously filed.

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, B.C., as of the 20th day of September, 2000.

VoIP Telecom, Inc.


By  /s/Alexander Anderson
    ------------------------
Alexander Anderson
 President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

Signature                          Title                    Date
---------                         ------                    -----
/s/ Alexander Anderson
----------------------          CEO, CFO, Controller        9/20/00
Alexander Anderson                   Director

/s/ Tan Sek Toh
----------------------               Director              9/20/00
Tan Sek Toh

/s/ J.K. Berscht
----------------------               Director              9/20/00
J.K. Berscht



